Exhibit 10.1

First Amendment to Amended and Restated Employment Agreement

First Amendment to Amended and Restated Employment Agreement (this “Amendment”), dated as of March 10, 2020, by and between B&G Foods, Inc., a Delaware corporation (the “Corporation”) and Scott E. Lerner (“Lerner”).

PRELIMINARY STATEMENTS

WHEREAS, the Corporation and Lerner are parties to an Amended and Restated Employment Agreement, dated as of December 31, 2008 (the “Agreement”); and

WHEREAS, the Corporation and Lerner each desire to amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.       Defined Terms. Except as otherwise set forth herein, capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Agreement.

2.       Amendments to the Agreement.

(a)       The Agreement is hereby amended by replacing each reference therein to “Executive Vice President, General Counsel and Secretary” with “Executive Vice President, General Counsel, Secretary and Chief Compliance Officer.”

(b)       Section 6(a)(i) of the Agreement is hereby amended by replacing “shall initially range from 0% at ‘Threshold’ to 35% at ‘Target’ and to 70% at ‘Maximum’” with “shall initially range from 0% at ‘Threshold’ to 60% at ‘Target’ and to 120% at ‘Maximum’”.

(c)       Section 6(b) of the Agreement is hereby amended by replacing “four (4) weeks” with “five (5) weeks.”

(d)       Section 7(a) of the Agreement is hereby amended by adding “(the date of termination set forth in such notice is herein referred to as the ‘Termination Date’)” to the end of the first sentence thereof.

(e)       Section 7(a)(i)(1) of the Agreement is hereby amended by replacing “135%” with “160%” and inserting “commencing on the Corporation’s first payroll date following the Termination Date” at the end thereof.

(f)        Section 7(g) of the Agreement is hereby amended and restated in its entirety to read as follows:

(g)       Section 280G. Notwithstanding any other provision of this Agreement, in the event that the amount of payments or other benefits payable to Lerner under this Agreement (including, without limitation, the acceleration of any payment or the accelerated vesting of any payment or other benefit), together with any payments, awards or benefits payable under any other plan, program, arrangement or agreement maintained by the Corporation or one of its Subsidiaries or other Affiliates, would constitute an “excess parachute payment” (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)), such payments and benefits shall be reduced (by the minimum possible amounts) in the order set forth below until no amount payable to Lerner under this Agreement or otherwise constitutes an “excess parachute payment” (within the meaning of Section 280G of the Code); provided, however, that no such reduction shall be made if the net after-tax amount (after taking into account federal, state, local or other income, employment and excise taxes) to which Lerner would otherwise be entitled without such reduction would be greater than the net after-tax amount (after taking into account federal, state, local or other income, employment and excise taxes) to Lerner resulting from the receipt of such payments and benefits with such reduction. If any payments or benefits payable to Lerner are required to be reduced pursuant to this Section, such payments and/or benefits to Lerner shall be reduced in the following order: first, payments that are payable in cash, with amounts that are payable last reduced first; second, payments due in respect of any equity or equity derivatives included at their full value under Section 280G (rather than their accelerated value); third, payments due in respect of any equity or equity derivatives valued at accelerated value under Section 280G, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); and fourth, all other non-cash benefits.

All determinations required to be made under this Section 7(g), including whether a payment would result in an “excess parachute payment” and the assumptions to be utilized in arriving at such determinations, shall be made by an accounting firm designated by the Corporation (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Corporation and Lerner as requested by the Corporation or Lerner. All fees and expenses of the Accounting Firm shall be borne solely by the Corporation and shall be paid by the Corporation. Absent manifest error, all determinations made by the Accounting Firm under this Section 7(g) shall be final and binding upon the Corporation and Lerner.

(g)       Section 9 of the Agreement is hereby amended by inserting the following sentence immediately before the final sentence thereof:

If, during the Term, the Corporation consummates a Major Transaction and the Corporation terminates Executive’s employment hereunder without cause pursuant to Section 8(a) of this Agreement within one year after the Major Transaction, then Executive shall be entitled to the benefits set forth in Section 8(a), except that the Severance Period shall mean the period from the date of termination of employment to the second (2nd) anniversary of the date of such termination.

3.       Reference to and Effect on the Agreement.

(a)       On and after the date hereof each reference in the Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import, shall mean and be a reference to the Agreement as amended hereby.

(b)       Except as specifically amended hereby, the Agreement shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.

(c)       The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of either party under the Agreement.

4.       Counterparts. This Amendment may be executed in counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Amendment shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. The parties agree that the delivery of this Amendment may be effected by means of an exchange of facsimile or pdf signatures.

5.       Governing Law. This Amendment and any claim, controversy or dispute arising under or related to this Amendment, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties shall be construed and enforced under and in accordance with the laws of the State of New Jersey, without regard to conflicts of law principles.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

B&G Foods, Inc.

By:	/s/ Kenneth G. Romanzi
	Name:	Kenneth G. Romanzi
	Title:	President and Chief Executive Officer

Scott E. Lerner

/s/ Scott E. Lerner

[Signature Page to First Amendment to Amended and Restated Employment Agreement]